Exhibit 10.3

APTOSE BIOSCIENCES INC.

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”), made between Aptose Biosciences Inc. (the “Company”) and Fletcher Payne (“Executive”), and together with the Company, (the “Parties”), is effective as of April 29, 2024 (the “Effective Date”).

WHEREAS the Company and the Executive are parties to that certain Executive Employment Agreement dated June 27, 2022 (the “Prior Agreement”);

WHEREAS the Company and Executive desire to amend and restate the Prior Agreement on the terms and conditions set forth herein;

WHEREAS the Company desires for Executive to continue his employment with the Company and wishes to provide Executive with certain compensation and benefits in return for such employment; and

WHEREAS Executive wishes to continue to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

WHEREAS effective as of the Effective Date, this Agreement shall supersede and replace the Prior Agreement and all promises, warranties, or employment agreements between Executive and the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.                  Employment by the Company.

1.1               Position. Executive shall continue to serve as the Company's Senior Vice President, Chief Financial Officer and Chief Business Officer and Corporate Secretary. While employed by the Company, Executive will devote Executive's best efforts and substantially all of Executive's business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company's general employmentpolicies.

1.2               Duties and Location. Executive shall perform such duties as are required by the Company's Chief Executive Officer, to whom Executive will report. In the event of the Chief Executive Officer's incapacity or unavailability, Executive will report to the Board of Directors of the Company (the “Board”). Per the terms of the Executive’s Offer Letter, dated June 19, 2022, Executive's primary office location shall be in Colorado. Should Executive and the Company mutually agree that Executive will relocate to the Company's executive office located at 12270 High Bluff Drive, Suite 120, San Diego, California 92130, the Parties will define a mutually agreed upon timetable. (the “Relocation Schedule”) Should the Parties come to an agreement regarding the Relocation Schedule, the Parties shall mutually agree upon a specified area (the “Relocation Area”) where Executive will relocate to work in person. The Company reserves the right to reasonably require Executive to perform Executive's duties at places other than Executive's primary office location from time to time, and to require reasonable business travel. The Company may modify Executive's job title and duties as it deems necessary and appropriate in light of the

Company's needs and interests from time to time.

1.3               Policies and Procedures. The employment relationship between the Parties is at- will and shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

2.                  Compensation.

2.1               Base Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of U.S. $479,440 per year (the “Base Salary”) less normal payroll withholdings. The Base Salary will be payable in accordance with the Company's regular payroll schedule. Executive's Base Salary shall be subject to review annually by and at the sole discretion of the Board or its designee.

2.2               Bonus. Executive will be eligible for an annual discretionary bonus of up to forty percent (40%) of Executive's then current Base Salary (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given fiscal year, and the amount of any such Annual Bonus, will be determined in the good faith discretion of the Board or its designee based upon the Company's and Executive's achievement of objectives and milestones to be determined on an annual basis by the Board or its designee. Any such Annual Bonus will be paid prior to the fifteenth (15th) day of the third (3rd) month following the close of the Company's fiscal year to which such Annual Bonus relates. Except as otherwise provided in Section 6.2 herein, the Company’s payment, and the amount, of any such Annual Bonus shall be in the sole discretion of the Company, and any such Annual Bonus will not be deemed earned unless Executive is an employee of the Company in good standing on the dates the Annual Bonus is determined and paid.

3.                   Standard Company Benefits. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its U.S. based executive officers and other employees from time to time, including, without limitation, vacation. Executive shall be entitled to four (4) weeks of vacation per year, which will accrue in accordance with Company policy. Executive’s benefits are subject to a cap of one and one-half times his annual entitlement after which he will cease to accrue vacation.

4.                  Expenses.

4.1               Business Expenses. The Company will reimburse Executive for reasonable and necessary travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time-to-time.

4.2               Relocation Benefit. Should Executive and the Company come to an agreement regarding Executive’s relocation to the Relocation Area, pursuant to Section 1.2, the following shall apply:

(i)                 The Company will advance Executive reimbursement for certain reasonable, necessary and documented out-of-pocket expenses incurred as a result of Executive's permanent relocation to the Relocation Area, up to a maximum total reimbursement amount of $30,000 (the "Relocation Reimbursement”) if Executive relocates before the end of the 2022 calendar year. In any subsequent calendar year, should Executive relocate, he will be entitled to reimbursement under the same terms as if he had relocated in 2022. However, Executive will also be entitled to additional reimbursements in excess of the Relocation Reimbursement which shall be determined by the Consumer Price Index additional cost of living adjusted difference for someone making Executive’s base salary in the Relocation

Area. (the “Cost of Living Adjustment”). (E.g. if the Consumer Price Index in San Diego, California rises 5% from 2022 to 2023, Executive would be entitled to be reimbursed for $31,500 of reasonable, necessary and documented out-of-pocket expenses incurred as a result of Executive's permanent relocation to the Relocation Area in 2023 plus the Relocation Reimbursement). In order to qualify for the Relocation Reimbursement, Executive must remain an employee in good standing of the Company for two years, Executive may request that these amounts be advanced as the expenses are incurred.

(ii)               Executive will be reimbursed only for actual relocation expenses incurred, up to the maximum reimbursement noted in Section 4.2(i). Executive will be solely responsible for any relocation expenses exceeding the Relocation Reimbursement in 2021 and the Relocation Reimbursement plus the Cost-of-Living Adjustment in any subsequent calendar year, and the Company will not be obligated to provide any additional or other relocation benefits or relocation assistance to Executive except as set forth in this Section 4.2. Executive's right to this reimbursement is subject to timely submission of appropriate documentary evidence of expenses incurred in accordance with the Company's reimbursement policies in effect from time to time and completion of two years with the Company. Executive will be responsible for paying any taxes on these expense reimbursements to the extent that they are taxable income under applicable tax law. Any Relocation Reimbursements and/or Cost of Living Adjustment provided under this provision will be paid within thirty (30) days after the date Executive submits receipts for the expenses, provided Executive submits those receipts within sixty (60) days after Executive incurs the expense.

(iii)             If, prior to the two (2) year anniversary of the Effective Date, Executive's employment is terminated by Executive other than for Good Reason (as defined below), or the Company terminates Executive's employment for Cause (as defined below), Executive must repay a portion of the amount of the advanced Relocation Reimbursement paid to Executive to the Company, on or within thirty

(30) days after the employment termination date, prorated based on Executive's length of continued employment with the Company (e.g., if Executive is employed for one year at the time of termination and the advanced Relocation Reimbursement was $10,000, Executive shall repay one-half of the advanced Relocation Reimbursement to the Company—i.e., $5,000). Executive hereby agrees that, pursuant to applicable law, any such repayment obligation of the advance will be recovered from Executive's final paycheck.

4.3               Deadline for Reimbursements. Any amounts payable under this Section 4 shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive's taxable year following the taxable year in which Executive incurred the expenses. If required by law, these advances may be subject to normal payroll withholdings. The amounts provided under this Section 4 during any taxable year of Executive's will not affect such amounts provided in any other taxable year of Executive's, and Executive's right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

5.                  Equity.

5.1               Subject to approval by the Board, and pursuant to the Company’s equity plan (the “Plan”), the Company shall grant Executive an award of options to purchase 1,000,000 shares of the Company’s common stock, at an exercise price equal to the stock’s fair market value per share on the date of grant (the “Option”). The Option will be subject to the terms and conditions of the Plan, and the corresponding grant notice and stock option agreement, and will be subject to the Company's standard four- year vesting schedule.

6.                  Termination of Employment; Severance.

6.1               At-Will Employment. Executive's employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, or compensation other than as provided in this Agreement or an order by a court of law. Upon any termination of Executive's employment, in addition to any severance benefits to which Executive may be entitled under Section 6.2 below, the Company shall pay to Executive (a) his or her fully earned but unpaid base salary, through the date of termination at the rate then in effect, plus (b) all accrued but unpaid vacation, plus (c) all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law (together, the “Accrued Obligations”).

6.2               Termination Without Cause; Resignation for Good Reason.

(i)                    The Company may terminate Executive's employment with the Company at any time without Cause (as defined in Section 10.1 below). Further, Executive may resign at any time for Good Reason (as defined in Section 10.2 below).

(ii)                  In the event Executive's employment with the Company is terminated by the Company without Cause (and other than as a result of Executive's death or Permanent Disability (as defined in Section 6.3(i) below)), or Executive resigns for Good Reason, then provided that Executive satisfies the Release Requirement in Section 7 herein, and remains in compliance with the terms of this Agreement and the Confidentiality Agreement, the Company shall provide Executive with the following “Severance Benefits”:

(a)                Salary continuation for a one year period at equal to Executive's annual Base Salary (i.e., a full lump sum payment of one year’s salary at the Base Salary rate) at the time of employment termination (without giving effect to any reduction in Base Salary that would give Executive the right to resign for Good Reason) to be paid by the Company on the first payroll date following the Effective Date of the Release, but in no event more than seventy-five (75) days following the date of Executive's termination of employment.

(b)                A lump sum cash payment in an amount equal to the average of the Annual Bonus payments Executive received from the Company during the last three years of employment completed prior to the year of the employment termination (or such lesser number of years of employment completed by Executive prior to the year of the employment termination if Executive has not yet been employed for three full years prior to the year of the employment termination), pro-rated based on the number of days Executive worked during the fiscal year of the employment termination, divided by 365, to be paid by the Company on the first payroll date following the Effective Date of the Release, but in no event more than seventy-five (75) days following the date of Executive's termination of employment.

(c)                If the Company has previously established a group health plan in which Executive participates prior to Executive's termination and Executive timely elects COBRA coverage following any such termination, the Company will pay Executive for the full amount of such COBRA premiums for himself or herself and his or her covered dependents (on a monthly basis) for a period of up to twelve (12) months following the date of termination; provided, that, if and to the extent that any benefit described in this Section 6.2(ii)(c) is not or cannot be paid or provided under any Company plan or program without penalties or adverse tax consequences to the Company or for any other reason, as determined by the Company in its sole discretion, then the Company shall pay Executive a fully taxable cash payment equal to the COBRA premium for each month that such benefits cannot be so paid or provided by the Company for a period of up to twelve (12) months following the date of termination; provided, further, that the COBRA payments or, if applicable, the taxable monthly payment discussed above, shall terminate on the earliest to occur of (A) the close of the 12-month period following the termination of Executive's employment; (B) the expiration of Executive's (or Executive's dependents') eligibility for coverage under COBRA; and (C) the date when Executive becomes eligible for group health insurance coverage in connection with new employment or self-employment. If Executive becomes eligible for coverage under another employer's group health plan or otherwise ceases to be eligible for COBRA coverage during the period provided in this Section 6.2(ii)(c), Executive must immediately provide written notice to the Company of such event, and the Company-provided COBRA payments, or if applicable, the monthly payments under this Section 6.2(ii)(c) shall immediately cease.

(iii)             Furthermore, in the event Executive's employment with the Company is terminated by the Company pursuant to Section 6.2(ii), in either case, within three (3) months immediately preceding or twelve (12) months immediately following the consummation of a Change in Control (as defined below), then, in lieu of (and not additional to) the severance benefits described in Section 6.2(ii), and provided that Executive satisfies the Release Requirement in Section 7 herein and remains in compliance with the terms of this Agreement and the Confidentiality Agreement, the Company shall instead provide Executive with the following benefits (the “Change in Control Severance Benefits”). For the avoidance of doubt: (A) in no event will Executive be entitled to severance benefits under Section 6.2(ii) and this Section 6.2(iii), and (B) if the Company has commenced providing severance benefits to Executive under Section 6.2(ii) prior to the date that Executive becomes eligible to receive Change in Control Severance Benefits under this Section 6.2(iii), the benefits previously provided to Executive under Section 6.2(ii) of this Agreement shall reduce the severance benefits provided under this Section 6.2(iii):

(a)                A lump sum cash payment in an amount equal to eighteen (18) months of Executive's annual Base Salary (without giving effect to any reduction in Base Salary that would give Executive the right to resign for Good Reason), to be paid in a single lump sum during the first payroll date following the later of (i) the Effective Date of the Release or (ii) if Executive's termination of employment occurs prior to a Change in Control, the date of such Change in Control, but in no event more than seventy-five (75) days following the date of Executive's termination of employment.

(b)                A lump sum cash payment in an amount equal to 150% of the average of the Annual Bonus payments Executive received from the Company during the last three years of employment completed prior to the year of the employment termination (or such lesser number of years of employment completed by Executive prior to the year of the employment termination if Executive has not yet been employed for three full years prior to the year of the employment termination), pro-rated based on the number of days Executive worked during the fiscal year of the employment termination, divided by three hundred sixty-five (365), to be paid by the Company on the first payroll date following the later of (i) the Effective Date of the Release or (ii) if Executive's termination of employment occurs prior to a Change in Control, the date of such Change in Control, but in no event more than seventy-five (75) days following the date of Executive's termination of employment.

(c)                If the Company has not previously established a group health plan that the Executive has commenced to participate in prior to Executive's termination, the Company shall continue to pay a monthly payment of US$2,000 (before deduction for income taxes and other required deductions), payable on the last Friday of each month, for a period of twelve (12) months following the date of termination; provided, that, any payments scheduled to be made prior to the Effective Date of the Release shall instead accrue and be paid during the first payroll period that follows the Effective Date of the Release. If the Company has previously established a group health plan in which Executive participates prior to Executive's termination and Executive timely elects COBRA coverage following any such termination, the Company will pay Executive for the full amount of such COBRA premiums for himself or herself and his or her covered dependents (on a monthly basis) for a period of up to twelve (12) months following the date of termination; provided, that, if and to the extent that any benefit described in this Section 6.2(iii)(c) is not or cannot be paid or provided under any Company planorprogram without penalties or adverse taxconsequences to the Company or for any other reason, asdetermined bythe Company in its sole discretion, then theCompany shall pay Executive a fully taxable cash payment equal to the COBRA premium for each month that such benefits cannot be so paid or provided by the Company for a period of up to twelve (12) months following the date of termination; provided, further, that the COBRA payments or, if applicable, the monthly payment discussed above, shall terminate on the earliest to occur of (A) the close of the 12-month period following the termination of Executive's employment; (B) the expiration of Executive's (or Executive's covered dependents) eligibility for coverage under COBRA; and (C) the date when Executive becomes eligible for group health insurance coverage in connection with new employment or self-employment. If Executive becomes eligible for coverage under another employer's group health plan or otherwise ceases to be eligible for COBRA coverage during the period provided in this Section 6.2(iii)(c), Executive must immediately provide written notice to the Company of such event, and the Company-provided COBRA payments, or if applicable, the monthly payments under this Section 6.2(iii)(c) shall immediately cease.

(d)                Notwithstanding anything to the contrary set forth in the Company's equity plan or form of award agreement, effective as of Executive's employment termination date, the vesting and exercisability of all then outstanding unvested Stock Awards then held by Executive shall accelerate such that all shares become immediately vested and exercisable, if applicable, by Executive upon such termination and shall remain exercisable, if applicable, following Executive's termination as set forth in the applicable equity award documents.

6.3               Termination for Cause; Resignation Without Good Reason; Death or Permanent Disability.

(i)                 The Company may terminate Executive's employment with the Company for Cause. Further, Executive may resign at any time without Good Reason. Executive's employment with the Company will also terminate automatically upon Executive's death. Executive's employment may also be terminated following Executive’s “Permanent Disability.” For purposes of this Agreement, “Permanent Disability” shall be deemed to have occurred if Executive shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Executive's Permanent Disability shall be determined by the Company on the advice of a duly licensed physician reasonably acceptable to the

Company and Executive.

(ii)               If Executive resigns without Good Reason, or the Company terminates Executive's employment for Cause, or upon Executive's death or following Executive's Permanent Disability, then (a) Executive will no longer vest in his or her Stock Awards, (b) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned and the Accrued Obligations), and (c) Executive will not be entitled to any severance benefits, including (without limitation) the Severance Benefits and Change in Control Benefits listed in Sections 6.2(ii) and 6.2(iii). In addition, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination. In the event of Executive's death or Permanent Disability, Executive, or his estate or heirs, as the case may be, shall also be entitled to any life insurance or disability benefits provided under the Company's benefit plans in which Executive participates, subject to the terms and conditions of such plans.

7.                   Conditions to Receipt of Severance Benefits and Change in Control Severance Benefits. Notwithstanding the foregoing, to be eligible for any of the Severance Benefits or Change in Control Severance Benefits, on or within sixty (60) days following the termination of employment, Executive must satisfy the requirement (the"Release Requirement") to return to the Company a signed and dated general release of all known and unknown claims in a form acceptable to the Company (the "Release and Waiver") and allow that Release and Waiver to become effective in accordance with its terms (such date, the "Effective Date of the Release"). No Severance Benefits or Change in Control Severance Benefits will be paid hereunder prior to the Effective Date of the Release. Accordingly, if Executive breaches the preceding sentence and/or refuses to sign and deliver to the Company an executed Release and Waiver within the foregoing time period or signs and delivers to the Company the Release and Waiver but exercises his or her right, if any, under applicable law to revoke the Release and Waiver (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under this Agreement.

8.                   Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations and other guidance thereunder and any state law of similar effect (collectively "Section 409A"), provided under Treasury Regulations l.409A-1(b)(4), 1.409A- l (b)(5) and 1.409A- l (b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive's right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding anything herein to the contrary, to the extent any payments to Executive pursuant to this Agreement (including the Severance Benefits or Change in Control Severance Benefits) constitute “non-qualified deferred compensation” subject to Section 409A of the Code, then, to the extent required by Section 409A of the Code (including, without limitation, to secure an exemption from or to comply with Section 409A), no amount shall be payable pursuant to such sections unless Executive's termination of employment constitutes a “separation from service” with the Company (as defined under Treasury

Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a "Separation from Service"). Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive's Separation from Service to be a "specified employee" for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be "deferred compensation", then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (a) the expiration of the six-month and one day period measured from the date of Executive's Separation from Service with the Company, (b) the date of Executive's death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If any severance benefits provided under this Agreement constitute "non-qualified deferred compensation" under Section 409A, any such severance benefits shall not be paid, or in the case of installments shall not commence payment, until the sixtieth (60th) day following the Executive's Separation from Service (the "Initial Payment Date"), regardless of when the Release actually becomes effective (and any payments scheduled to be made prior to such Initial Payment Date shall instead accrue and be paid in a single lump sum on such Initial Payment Date) and the remaining payments shall be made as provided in this Agreement.

9.                  Section 280G; Limitations on Payment.

9.1               If any payment or benefit Executive will or may receive from the Company or otherwise (a "280G Payment") would (a) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then any such 280G Payment provided pursuant to this Agreement (a "Payment") shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the "Reduction Method") that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the "Pro Rata Reduction Method").

9.2               Notwithstanding any provision of Section 9.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

9.3                   Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 9. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive's right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

9.4               If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 9.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 9.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 9.1, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

10.                  Definitions.

10.1           Cause. For purposes of this Agreement, "Cause" for termination will mean: (a) Executive's commission of any felony or commission of a crime involving dishonesty; (b) Executive's participation in any fraud against the Company; (c) a material breach of Executive's duties to the Company; (d) Executive's persistent unsatisfactory performance of his job duties; (e) Executive's intentional damage to any property of the Company; (f) Executive's misconduct, or other violation of Company policy that causes harm to the Company; and (g) Executive's breach of any material provision of this Agreement or any other written agreement between Executive and the Company; provided, however, that prior to the determination that “Cause” under this Section 10.1 has occurred, the Company shall (i) provide to Executive a written notice providing, in reasonable detail, the reasons for the determination that such “Cause” exists, (ii) other than with respect to clause (a) above, afford Executive a reasonable opportunity to remedy any such event or breach (if deemed curable) within thirty (30) days after delivery of such written notice (or such longer period as the Company may agree in writing), (iii) provide Executive an opportunity to be heard prior to the final decision to terminate Executive's employment hereunder for such “Cause” and (iv) make any decision that such “Cause” exists in good faith.

10.2           Good Reason. For purposes of this Agreement, Executive shall have "Good

Reason" for resignation from employment with the Company if any of the following actions are taken by the Company without Executive's prior written consent: (a) a material reduction in Executive's Base Salary, other than in connection with an across-the-board decrease of base salaries applicable to all senior executives of the Company; (b) a material reduction in Executive's duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a "material reduction" in and of itself unless Executive's new duties are materially reduced from the prior duties or he is no longer determined to be an Executive of the Company; or (c) relocation of Executive's principal place of employment to a place that increases Executive's one-way commute from the Executive’s residence by more than fifty (50) miles as compared to Executive's then-current principal place of employment immediately prior to such relocation. Provision 10.2(c) shall only apply if the Parties are unable to come to an agreement on the Relocation Area or Relocation Schedule. Both Parties will make good faith efforts to come to an agreement regarding Relocation Area and Relocation Schedule. In order for Executive to resign for Good Reason, each of the following requirements must be met: (i) Executive must provide written notice to the Company's Chief Executive Officer within sixty (60) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive's resignation, (ii) the Executive must allow the Company at least thirty (30) days from receipt of such written notice to cure such event (the "Cure Period"), (iii) such event is not reasonably cured by the Company within the Cure Period, and (iv) Executive must resign from all positions Executive then holds with the Company not later than thirty (30) days after the expiration of the Cure Period.

10.3               Change in Control. For purposes of this Agreement, "Change in Control" shall mean the consummation of any of the following: (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), following such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease or other conveyance of all or substantially all of the assets of the Company; or (c) any liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily. Notwithstanding the foregoing, the Company and Executive agree that Change in Control does not include any reorganization, sale or plan of arrangement undertaken to move the domicile of the Company to the U.S., pursuant to which the Company will become a wholly-owned subsidiary of a Delaware corporation. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any payment hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event with respect to such payment shall only constitute a Change in Control for purposes of the payment timing of such payment if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A- 3(i)(5).

10.4               "Stock Awards" means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

11.                  Confidential Information Obligations.

11.1           Confidential Information Agreement. As a condition of employment, Executive shall execute and abide by the Company's standard form of Employee Proprietary Information and Inventions Assignment Agreement (the "Confidentiality Agreement").

11.2           Third-Party Agreements and Information. Executive represents and wan- ants that Executive's employment by the Company does not conflict with any current or prior employment, consulting, non-competition, confidentiality, finders, marketing or other agreement with any third party that would, or might reasonably be expected to, prohibit or restrict him from performing his duties and obligations hereunder, or that conflict with the provisions of this Agreement and Executive’s obligations to the Company under this Agreement, and that Executive will perform Executive's duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive's employment by the Company, except as expressly authorized by that third party. During Executive's employment by the Company, Executive will use in the performance of Executive's duties only information which is generally known and used by persons with training and experience comparable to Executive's own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive's work for the Company.

11.3           Return of Company Property. If Executive's employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his or her offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his or her employment in any manner, as a condition to the Executive's receipt of any post- termination benefits described in this Agreement, Executive will not keep in Executive’s possession, recreate, or deliver to anyone else and shall immediately surrender to the Company all Company property, including, but not limited to, Company proprietary information, all Company equipment including all Company electronic media equipment, all tangible embodiments of intellectual property, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, all lists, books, records and documents of, reports, files proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, and any other documents and property, and reproductions of any of the foregoing items. Executive shall deliver to the Company a signed statement certifying compliance with this Section 11.3 prior to the receipt of any post-termination benefits described in this Agreement.

11.4           Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 11 or Section 12 below, the Company shall have all of the rights and remedies available to the Company under law or in equity.

11.5           Whistleblower Provision. Nothing herein shall be construed to prohibit Executive from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) Executive shall not be held criminally or civilly liable under any Federal or

State trade secret law for the disclosure of proprietary information of the Company that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to my attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

12.                  Outside Activities During Employment; Non-Solicitation.

12.1           Non-Company Business. Except with the prior written consent of the Board or the Chief Executive Officer of the Company, Executive will not during the term of Executive's employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Subject to the terms of the Confidentiality Agreement and Section 12.2 below, Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive's duties hereunder. Executive agrees that he or she will not join any boards, other than civic and not-for-profit boards (which do not materially interfere with Executive's duties to the Company), without the prior written approval of the Board, which approval shall not be unreasonably withheld.

12.2           No Adverse Interests. During the term of Executive's employment, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise. In addition, and in furtherance of the provisions of this Section 12, except as may otherwise be approved in writing by the Board or the Chief Executive Officer of the Company, during the period of Executive's employment, Executive shall not have any ownership interest (of record or beneficial) in, or perform services as an employee, salesman, consultant, independent contractor, officer or director of, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (a) is not a controlling person of, or a member of a group which controls, such entity; or (b) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

12.3           Solicitation of Employees. Executive shall not during the term of Executive’s employment and for a period of twelve (12) months following Executive’s termination of employment, use Company trade secrets, confidential, or proprietary information to directly or indirectly, solicit or encourage to leave the employment of the Company or any of its subsidiaries, any employee of the Company or any of its subsidiaries.

13.               Insurance; Indemnification. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the

Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies. Executive will be provided with indemnification against third party claims related to his or her work for the Company as required by applicable law, including advancement of attorneys’ fees and costs related to any such indemnification as provided by applicable law. The Company shall provide Executive with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for the directors of the Company or the other executive officers.

14.                  General Provisions.

14.1           Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including delivery by email or facsimile transmission upon acknowledgment of receipt of electronic transmission) or the next day after sending by overnight carrier, to the Company at its primary office location (with any email notice to the Chief Executive Officer of the Company at his primary Company email address) with a copy to (which shall not constitute notice hereunder): McCarthy Tétrault LLP, Attn: Charles-Antoine Soulière, Email: casouliere@mccarthy.ca and to Executive at the address (or email address) as listed on the Company payroll.

14.2           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

14.3           Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

14.4              Complete Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company's and Executive's agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company.

14.5                No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.

14.6             Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but both of which taken together will constitute one and the same Agreement.

14.7             Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

14.8             Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his or her duties hereunder and he or she may not assign any of his or her rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

14.9           Tax Withholding. All amounts payable to Executive will be subject to appropriate payroll deductions and withholdings.

14.10        Governing Law; Consent to Personal Jurisdiction.

(i)                    This Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the laws of the State of California without regard to the choice of law or conflict of laws provisions that would cause the application of the laws of any jurisdiction other than the State of California. If an action at law or in equity (including any arbitration) is commenced to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and disbursements in addition to any other relief to which such party may be entitled.

(ii)                  Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself or himself and its property, to the exclusive jurisdiction of and venue in, the state courts in San Diego in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Southern District of California) in connection with any dispute regarding the meaning, effect, performance or validity of this agreement arising out of, related to, or in any way connected with Executive’s employment with the Company or services rendered hereunder. Each of the Parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to venue of any suit, action or proceeding arising out of or relating to this agreement .Each of the Parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

14.11        Survival. The covenants, agreements, representations and warranties contained in or made in Sections 6 through 16 of this Agreement shall survive any termination of this Agreement.

14.12        Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a Party to this Agreement.

15.               Executive’s Cooperation. During the Employment Period and thereafter, Executive shall provide reasonable cooperation to the Company and its Subsidiaries and/or Affiliates (and its or their legal counsel or designees) in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company at the Company's cost (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, turning over to the Company all pertinent non- privileged information and turning over to the Company all relevant non-privileged documents which are or may come into Executive's possession, all at times and on schedules that are reasonably consistent with Executive's other permitted activities and commitments). Executive shall be entitled to (i) compensation for such cooperation at an hourly rate of $250; and (ii) reimbursement for all reasonable costs incurred by Executive in complying with the foregoing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

APTOSE BIOSCIENCES INC.

By:
Name: William G. Rice, Ph.D.
Title: Chairman, President & CEO

EXECUTIVE

Print Name: Fletcher Payne

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

APTOSE BIOSCIENCES INC.

By:
Name: William G. Rice, Ph.D.
Title: Chairman, President & CEO

EXECUTIVE

Print Name: Fletcher Payne